
Yayoi Kusama (b. 1929)
Artprice ranked Kusama as eighth in the top ten artists to sell at auction in 2023 with an annual turnover of $155,583,061
INVESTMENT THESIS
Initial Offering Price
$722,000
Offering Circular
sec.gov
Similar Sales
Record Price
$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
05
08
11
14
17
20
23
Price Appreciation of Similar Works
24%
Sharpe Ratio (1997-2023)
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Yayoi Kusama
1.28
All Art
0.42
S&P 500
0.46
0% Progress
MEMBERS ONLY



## Yayoi Kusama

(b. 1929)

**Why we like this offering**

1. Auction records for artworks similar in style, scale, and period are led by *Field* (1989), which sold for $1,367,390 at Christie's online on September 23, 2023, *Lemon Juice* (1983), which sold for $1,210,658 at Christie's in November 2023, and *Watermelon* (1989), which sold for $1,187,368 at K-Auction Seoul in July 2023.
2. Artprice ranked Kusama as eighth in the top ten artists to sell at auction in 2023 with an annual turnover of $155,583,061. Kusama's auction records are led by *Untitled (Nets)* (1959), which made history as the only living female artist to achieve an auction result in excess of over $10 million at the time, selling for $10,496,000 at Phillips in May 2022, followed by *A Flower* (2014), which sold for $10,019,688 at Christie's in November 2023, and *Interminable Net #4* (1959), which sold for $7,953,215 at Sotheby's in April 2019.
3. Kusama has a a Sharpe Ratio of 1.28, which is the fifth-highest of any artist tracked by Masterworks.
4. High-heeled shoes are a recurring motif in Yayoi Kusama's oeuvre, which emerged from her soft sculpture practice in the 1960s. The artist frequently draws from her private life to paint and sculpt objects that interrogate themes of femininity and domesticity from a feminist perspective.
5. The Artwork is a small-scale canvas painting of a vibrant red Victorian-era heeled boot with ornate golden clasps. A leafy green vine grows out of the boot's ankle and wraps behind the shoe. The shoe floats in space in front of an abstract, cell-shaped black, yellow, navy, and fuchsia pattern.

*Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.*

## Artist Metrics

| 2022 Total Auction Sales | 2022 Auction Lots Sold | All Time Record Price |
| --- | --- | --- |
| $115,339,205 | 151 | $8,800,000 |



Turnover by Year
115.3M
86.5M
57.7M
28.8M
11
12
13
14
15
16
17
18
19
20
21
22



Lots Auctioned
Sold
Unsold
204
153
102
51
11
12
13
14
15
16
17
18
19
20
21
22

Initial Offering Price **$722,000**

Offering Circular sec.gov/edgar

**Painting**





**About Yayoi Kusama**

Yayoi Kusama (b. 1929, Japan) is considered one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture, and immersive installations.

INVEST NOW

# YAYOI
# KUSAMA

b. 1929, JAPAN



**$722,000**
INITIAL OFFERING

| | |
|---|---|
| 24.0% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2] | ▲1.28 SHARPE RATIO[3] |
| 24.7% ANNUAL GROWTH OF RECORD PRICE[4] | 23.3% MEDIAN REPEAT SALE PAIR APPRECIATION[5] |

Acrylic on canvas | 15 × 18 in.

Yayoi Kusama is one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture and immersive installations.

The Artwork is a vibrant example of Yayoi Kusama's 1980s and 1990s avant-garde still life paintings and her ongoing interest in the intersection of art and fashion. High-heeled shoes are a recurring motif in Yayoi Kusama's oeuvre, which emerged from her soft sculpture practice in the 1960s. The artist frequently draws from her private life to paint and sculpt objects that interrogate themes of femininity and domesticity from a feminist perspective. Her choice to illustrate a Victorian-era pointy, heeled boot for this painting rather than a boot one would typically wear to walk through a field, as the title suggests, seems to be a subtle feminist critique of the impracticality of femininity. Yayoi Kusama's interest in shoes also speaks to her love of fashion as evidenced by her avant-garde fashion label Kusama Fashion Company Ltd. in the 1960s and her many partnerships with fashion houses like Louis Vuitton. The vines and cell-like pattern highlight the artist's lifelong connection to nature inspired by her family's farm in Matsumoto, Japan. A 20-by-25-inch work on paper of a similar Victorian-era pointy, heeled boot and vine by Yayoi Kusama titled Red Shoe (1979), sold at Phillips Hong Kong for $629,453 (HKD 4,914,000) on November 30, 2022. The Artwork is a small-scale canvas painting of a vibrant red Victorian-era heeled boot with ornate golden clasps. A leafy green vine grows out of the boot's ankle and wraps behind the shoe. The shoe floats in space in front of an abstract, cell-shaped black, yellow, navy, and fuchsia pattern. Auction records for artworks similar in style, scale, and period are led by Field (1989), which sold for $1,367,390 ( 9,980,000) at Christie's China online on September 23, 2023, Lemon Juice (1983), which sold for $1,210,658 (HKD9,450,000) at Christie's Hong Kong on November 29, 2023, and Watermelon (1989), which sold for $1,187,368 (KRW1,514,500,000) at K-Auction Seoul on

**KUSAMA'S TOP AUCTION RECORDS ARE LED BY THE AFOREMENTIONED UNTITLED (NETS) (1959), WHICH SOLD ON MAY 18, 2022 FOR $10,496,000 AT PHILLIPS, NEW YORK, A FLOWER (2014), WHICH SOLD FOR HKD 78,125,000 ($10,019,688) ON NOVEMBER 28, 2023 AT CHRISTIE'S HONG KONG, AND INTERMINABLE NET #4 (1959), WHICH SOLD ON APRIL 1, 2019 FOR HKD 62,433,000 ($7,953,215) AT SOTHEBY'S, HONG KONG.**

July 26, 2023. The Artwork previously sold at Sotheby's New York for $104,500 on November 14, 2012.

Yayoi Kusama is represented by David Zwirner Gallery, Gagosian Gallery, and Victoria Miro Gallery and is counted among the most expensive living women artists at auction. Artprice ranked Kusama as eighth in the top ten artists to sell at auction in 2023 with an annual turnover of $155,583,061. Kusama's auction records are led by Untitled (Nets) (1959), which made history as the only living female artist to achieve an auction result in excess of over $10 million at the time, selling for $10,496,000 at Phillips New York on May 18, 2022, followed by A Flower (2014), which sold for $10,019,688 (HKD 78,125,000) at Christie's Hong Kong on November 28, 2023, and Interminable Net #4 (1959), which sold for $7,953,215 (HKD 62,433,000) at Sotheby's Hong Kong on April 1, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


Implied Historical Growth

Yayoi Kusama (b. 1929, Japan) is a global cultural icon, admired for her installations and longtime exploration of minimalist abstractions, which began in the late 1950s. Kusama has worked actively across various media, including performance, painting, sculpture, and immersive installations. Yayoi Kusama was born in Matsumoto, Japan in 1929 and began to create art at an early age, as a way to engage with her mental illness. After she arrived in New York in 1957, the artist focused on abstraction, and developed her now infamous "Infinity Nets" series, which garnered early recognition. Kusama exhibited frequently alongside Minimalist and Pop artists, including Donald Judd, Andy Warhol, and Dan Flavin. Notably, she was included in the "1961 'Whitney Annual'" at the Whitney Museum of American Art in New York. Though Kusama exhibited her "Narcissus Garden" (1966) with the support of Lucio Fontana, alongside the 33rd Venice Biennale in 1966, it was not until 1993, that she officially returned to represent Japan at the 45th edition of the show. As of May 17, 2023, Kusama continues to maintain her studio practice, and is represented by several major galleries, including David Zwirner Gallery and Victoria Miro Gallery.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Yayoi Kusama with the following criteria: All paintings on canvas of objects and animals created in the 1980s that measure between 10 inches by10 inches and 30 inches by 30 inches, excluding the Flowers and Pumpkin series, black and white palettes, largely monochromatic works, and diptychs. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 24% CAGR implied from selected sales occurring from October 18, 2006, to November 29, 2023

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yayoi Kusama has a risk-adjusted appreciation of 1.28. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Yayoi Kusama have a record price compound annual growth rate ("CAGR") of 24.7% from October 9, 1992 to June 30, 2023. This calculation is based on (i) a record price of $10,000 on October 9, 1992, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $8,800,000, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Yayoi Kusama is 23.3%, which is based on 145 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Yayoi Kusama was March 11, 1998 and ending on the last date a repeat sale occurred for such artist, which in the case of Yayoi Kusama was June 29, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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